NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 11, 2015, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 31, 2015 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the change in country of incorporation of Nielsen N.V. which became automatically effective before the opening on August 31, 2015, each share of Common Stock of Nielsen N.V. (Netherlands) was converted into the right to receive one Nielsen Holdings plc (United Kingdom) Ordinary Share. This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of Nielsen N.V.'s Common Stock and does not affect the continued listing on the NYSE of the Nielsen Holdings plc (United Kingdom) Ordinary Shares. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 31, 2015.